Exhibit 99.1

Evercore to Acquire Robey Warshaw,

a Leading UK-Based Independent Advisory Firm

LONDON and NEW YORK, July 30, 2025 – Evercore (NYSE: EVR) today announced that it has entered into an agreement to acquire Robey Warshaw, a highly successful independent advisory firm headquartered in the United Kingdom. Founded in 2013, Robey Warshaw has built a reputation as a trusted advisor to some of the most prominent multinational companies in Europe and has an impressive client franchise and track record.

The consideration for the transaction is GBP 146 million, or USD 196 million, payable in two tranches, with the first payment in Evercore stock at closing, and the second payment at the one-year anniversary in stock or cash as agreed between Evercore and Robey Warshaw. There is also potential additional consideration which is based on defined performance criteria over a multi-year period.

Evercore expects the acquisition to be accretive to its Adjusted and GAAP EPS in the first full year together and thereafter. The transaction is expected to close at the beginning of the fourth quarter of 2025.

The acquisition of Robey Warshaw represents a significant strategic step for Evercore and is expected to:

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Accelerate Evercore’s Growth Strategy – With the addition of Robey Warshaw, Evercore will enhance its market position in the UK, the largest M&A advisory market in Europe, and open further significant client opportunities across the EMEA region and globally. With Robey Warshaw, Evercore will have more than 400 bankers across nine countries in the region.

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Expand Evercore’s Global Client Reach – Robey Warshaw’s deep relationships and proven advisory excellence will complement Evercore’s global platform, further supporting clients across geographies with the highest level of service and expertise.

•	Create Value for Shareholders – The transaction is expected to be financially accretive and to further position Evercore for long-term growth across global markets.

“Robey Warshaw brings extraordinary, long-standing relationships with some of the world’s leading multinational companies,” said John S. Weinberg, Evercore’s chairman and chief executive officer. “Their addition to Evercore strengthens our global platform and creates exciting opportunities to expand the value we deliver to clients around the world.”

“Since its inception in 1995, Evercore has expanded its team and its capabilities every year. This approach has enabled us to become the third largest investment banking advisory firm in the world, as ranked by revenue,” said Roger C. Altman, Evercore’s founder and senior chairman. “Now, we are taking another big step forward by combining with Robey Warshaw. This will elevate the firm further in the UK, across Europe and globally. We have long admired Simon Robey and his colleagues, and their standard of excellence. This is a fortuitous and timely combination.”

Matthew Lindsey-Clark, co-head of Evercore’s EMEA Investment Banking business added, “Robey Warshaw is a highly respected firm with a long-standing track record of advising on some of the largest and most complex mandates in the UK and Europe. Their team is highly complementary to ours and the combination reinforces our commitment to building the premier advisory firm across the region and globally.”

Simon Robey, co-founder of Robey Warshaw, said, “I admire the way Evercore has grown its business so strongly and in the right way. We and Evercore share commitments to client service, excellence, integrity and independent advice. We also have a shared ambition to drive further growth. Our clients will continue to get the personal attention and care we have always strived to provide. They will also be able to benefit from greater global reach, broad product capabilities and sector expertise. Evercore is the right home for all of us, and I’m personally very excited to have made a long-term commitment to playing my part in its future.”

Simon Warshaw, co-founder of Robey Warshaw added, “The combination with Evercore is an excellent fit and creates an outstanding opportunity to provide more to our clients, whilst maintaining the highest standards of excellence that have been at the heart of Robey Warshaw. We are looking forward to working together.”

Additional information regarding Evercore is available on the Investor Relations section of Evercore’s website at www.evercore.com.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic and financial significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings and capital structure. Evercore also assists clients in raising public and private capital, delivers equity research and equity sales and agency trading execution, and provides wealth and investment management services to high-net-worth and institutional investors. Founded in 1995, the firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Business Contact:	Matthew Lindsey-Clark
Co-Head of EMEA Investment Banking
Communications@Evercore.com

Media Contact:	Jamie Easton
Head of Communications & External Affairs
Communications@Evercore.com

FGS Global
Evercore-europe@fgsglobal.com

Investor Contact:	Katy Haber
Head of Investor Relations & ESG
InvestorRelations@Evercore.com